UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GOODRX HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 14, 2023

GOODRX HOLDINGS, INC.

2701 Olympic Boulevard, West Building – Suite 200, Santa Monica, CA 90404

June 6, 2023

To Our Stockholders:

This supplement (this “Supplement”) relates to the Definitive Proxy Statement on Schedule 14A filed by GoodRx Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on May 1, 2023 (the “Proxy Statement”) in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on June 14, 2023 (the “Annual Meeting”). Since the filing of the Proxy Statement, there have been developments regarding the Board of Directors of the Company (“Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement, as set forth in this Supplement, which should be read in conjunction with the Proxy Statement in its entirety. Except as specifically discussed below, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement.

Recent Developments

On June 5, 2023, Jacqueline Kosecoff notified the Company of her intent to resign as a member of the Board effective June 30, 2023 (the “Director Resignation”). Dr. Kosecoff currently serves as a Class I director and as a member of the Audit Committee and Compensation Committee of the Board. Dr. Kosecoff has indicated to the Company that her decision to resign is as a result of her other personal and professional commitments and not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. The Company expects that Dr. Kosecoff will continue as an advisor to the Company following her resignation from the Board.

Upon the effectiveness of the Director Resignation, the Company will no longer be in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires the Audit Committee of the Board to be composed of at least three members, each of whom must be an independent director under the Nasdaq Listing Rules and meet the heightened independence standards for audit committee members under the Nasdaq Listing Rules and the Securities Exchange Act of 1934, as amended. Due to the vacancy on the Audit Committee that will exist as a result of the Director Resignation, the Company intends to rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4)(B). The Company is evaluating the appropriate membership and composition of its Board and Board committees and intends to regain compliance with Nasdaq Listing Rule 5605(c)(2)(A) prior to the expiration of the applicable cure period granted under Nasdaq Listing Rule 5605(c)(4)(B).

Impact on Voting at the Annual Meeting

This Supplement does not change the proposals to be voted on at the Annual Meeting or the recommendations of the Board with respect to such proposals, in each case, as described in the Proxy Statement. If you have already submitted your proxy, or voted by telephone or Internet, you do not need to take additional action unless you wish to change your vote. If you wish to change your vote, the Proxy Statement contains information on how to change your vote. The form of proxy included in the Company’s Proxy Statement remains valid, and no new proxy cards are being distributed.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Thank you for your support.

By Order of the Board of Directors,

Gracye Cheng

Secretary

Santa Monica, California

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding Dr. Kosecoff’s continued service as an advisor following her resignation from the Board and the Company’s plans to regain compliance with the Nasdaq Listing Rules. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in the sections entitled “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in our other filings with the Securities and Exchange Commission. The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.